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                                    EXHIBIT 1

                                                               EXECUTION COPY



                       CONTRIBUTION AND EXCHANGE AGREEMENT

                                  BY AND AMONG

                                   GHS, INC.,

                        CHANGE YOUR LIFE.COM, LLC ("CYL")

                               AND THE CYL MEMBERS






                                  May 20, 1999

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                  CONTRIBUTION AND EXCHANGE AGREEMENT dated as of May 20,
1999 (the "Agreement"), by and among GHS, INC., a Delaware corporation ("GHS"), CHANGE YOUR LIFE.COM, LLC, a Delaware limited liability company ("CYL"), and Anthony J. Robbins ("Robbins"), Robbins Research International Inc., a Nevada corporation ("RRI" and together with Robbins, the "Robbins Group"), and CYL Development Holdings, LLC ("Development Holdings" and collectively, with the Robbins Group, the "CYL Members").

                  WHEREAS, CYL intends to harness the emotional and motivational power of leaders in the personal and professional improvement industry and serve as the hub and consistent interface for these personalities' online presence in order to launch the world's first and leading site of personal and professional improvement (the "Change Your Life Site");

                  WHEREAS, CYL has had discussions with GHS with a view towards concluding an agreement by which CYL, through an exchange by its members of units in CYL for securities in GHS, would become a wholly-owned subsidiary of GHS;

                  WHEREAS, the parties hereto desire to reduce said arrangements to written form;

                  WHEREAS, the respective Boards of Directors of GHS and CYL have each determined that it is advisable and for the benefit and in the best interests of their companies and their respective securityholders that CYL be acquired by GHS by means of an exchange of CYL's membership units (the "Membership Units") for shares of GHS's Series A Preferred Stock (the "GHS Preferred Stock"), par value $.01 per share, having the terms for the Series A Preferred Stock described in Exhibit 1.1 hereto (the "Preferred Stock Terms") and, subject to Section 2.1, warrants (the "GHS Warrants") to acquire shares of GHS common stock, par value $.01 per share (the "GHS Common Stock"), of like tenor (including cashless exercise) with GHS's presently outstanding warrants, on the terms and conditions hereinafter set forth (the "Exchange");

                  WHEREAS, GHS has entered into a letter of intent with Concept Development, Inc. ("Concept") for the acquisition of Concept in exchange for cash and GHS Common Stock;

                  WHEREAS, GHS shall sell certain of it voting equity securities to private investors (the "Private Investors") in a private placement which transaction will close at or prior to the closing of the Exchange;

                  WHEREAS, GHS, the CYL Members, Concept and the Private Investors together have negotiated the terms of the resulting ownership of GHS and have determined the rights of each party with respect to such ownership;

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                  WHEREAS, for federal income tax purposes, it is intended
that the Exchange and the related private placement and acquisition of Concept be treated as an integrated transaction which qualifies as a tax-free transaction under the provisions of Section 351 of the United States Internal Revenue Code of 1986, as amended ("the "Code");

                  NOW, THEREFORE, in consideration of the premises, the mutual covenants, representations and warranties herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto intending to be bound hereby agree as follows:

                                   ARTICLE 1.

                          THE CONTRIBUTION AND EXCHANGE

          SECTION 1.1. THE CONTRIBUTION AND EXCHANGE. Subject to the terms and conditions hereof, on the Effective Date (as defined in Section 1.3), the outstanding Membership Units shall be exchanged for shares of GHS Preferred Stock and, subject to Section 2.1, into GHS Warrants in accordance with the applicable provisions of this Agreement and the laws of the State of Delaware ("Delaware Law"). Following the Effective Date, CYL shall continue its limited liability company existence under Delaware Law as a wholly-owned subsidiary of GHS.

          SECTION 1.2.   BOARD OF DIRECTORS AND MEMBERS MEETING.

                    (a) CYL AND THE CYL MEMBERS. CYL and the CYL Members shall, as soon as practicable, take all action necessary in accordance with applicable law and its Certificate of Formation and Operating Agreement to approve the Exchange and the transactions contemplated hereby.

                    (b) GHS. GHS shall, as soon as practicable, take all action necessary in accordance with applicable law and its Certificate of Incorporation and By-laws to approve the Exchange and the transactions contemplated hereby.

          SECTION 1.3. CONSUMMATION OF THE EXCHANGE; EFFECTIVE DATE. The Exchange shall become effective at such time (the "Effective Time") as the Closing shall have occurred in accordance with Section 2.3 (the date on which the Effective Time occurs, the "Effective Date").

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                                   ARTICLE 2.

                            EXCHANGE AND CANCELLATION
                                  OF SECURITIES

          SECTION 2.1. CONVERSION OF MEMBERSHIP UNITS. As of the Effective Date, the CYL Members shall exchange all Membership Units issued and outstanding immediately prior to the Effective Date for shares of GHS Preferred Stock and GHS Warrants in such amounts as determined below. The GHS Preferred Stock issued to the CYL Members hereby shall be convertible into shares of GHS Common Stock in an aggregate amount which would represent 80% of the shares of GHS Common Stock outstanding as of the Effective Date after giving effect to the Exchange in a manner as shall be mutually acceptable to GHS and the CYL Members. The GHS Warrants issued to the CYL Members hereby shall be exercisable for shares of GHS Common Stock in an aggregate amount which would represent 80% of the shares of GHS Common Stock issuable upon the exercise of warrants and options of GHS outstanding as of the Effective Date after giving effect to the Exchange in a manner as shall be mutually acceptable to GHS and the CYL Members; PROVIDED, HOWEVER, that, at their discretion, the CYL Members may elect to receive on the Effective Date in lieu of such GHS Warrants a number of shares of GHS Preferred Stock which is convertible into the number of shares of Common Stock for which the GHS Warrants would have been exercisable on a cashless basis. The calculations in the preceding two sentences shall exclude all securities issued in connection with the New Financing referred to in Section 9.1(c) and the Concept Transactions referred to in Section 8.4. As a result of the Exchange, GHS will become the sole holder of Membership Units of CYL. The GHS Preferred Stock and any GHS Warrants issuable hereunder are sometimes collectively referred to hereinafter as the "Exchange Consideration." Each Membership Unit so exchanged shall be entitled to receive its pro rata portion (the "Pro Rata Portion") of the Exchange Consideration.

          SECTION 2.2. PAYMENT. As of the Effective Date, each holder of Membership Units issued and outstanding on the Effective Date shall receive the Pro Rata Portion of the Exchange Consideration for each Membership Unit as provided in Section 2.1 hereof. In connection with such payment, any certificate representing a Membership Unit shall be surrendered by each CYL Member.

          SECTION 2.3. CLOSING. Subject to the satisfaction or waiver of all of the conditions to closing contained in Article 9 hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place, unless the parties shall otherwise agree, at 10:00 a.m., New York City time, on a date to be specified by the parties, which shall be no later than the business day after the satisfaction or waiver of the conditions to Closing contained in Article 9 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) at the offices of Heller Ehrman White & McAuliffe, 711 Fifth Avenue, New York, New York 10022, unless another date or place is mutually agreed to by the parties (the "Closing Date").

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                                   ARTICLE 3.

                            ORGANIZATIONAL DOCUMENTS

          SECTION 3.1. CERTIFICATE OF FORMATION AND OPERATING AGREEMENT OF CYL. As of the Effective Date, the Certificate of Formation and Operating Agreement of CYL shall be in the forms attached hereto as Exhibit 3.1.

          SECTION 3.2. CERTIFICATE OF INCORPORATION AND BY-LAWS OF GHS. As of the Effective Date, the Certificate of Incorporation and By-laws of GHS shall be in the forms attached hereto as Exhibit 3.2.

          SECTION 3.3. BOARD OF DIRECTORS; CORPORATE GOVERNANCE. In connection with the execution of this Agreement, certain parties will enter into a Stockholders Agreement in substantially the form of Exhibit 3.3 hereto (the "Stockholders Agreement"). The parties shall take such reasonable actions as are necessary to effect the agreements set forth in the Stockholders Agreement and this Section 3.3 as soon as practicable following the Closing, including the appointment of a new Board of Directors of the Company as provided in the Stockholders Agreement.

                                   ARTICLE 4.

                      CERTAIN PROVISIONS RELATING TO SHARES

          SECTION 4.1. FRACTIONAL SHARES. Fractional shares of GHS Preferred Stock may be issued by GHS in the Exchange. The GHS Warrants shall not be exercisable for fractional shares of GHS Common Stock but shall be rounded to the nearest whole share. Each CYL Member's Pro Rata Portion of the Exchange Consideration is set forth on Schedule 4.1 hereto.

          SECTION 4.2. TAKING OF NECESSARY ACTION; FURTHER ACTION. GHS, CYL and the CYL Members shall each take all such action as may be necessary or appropriate in order to effectuate the Exchange as promptly as possible, subject to all of the terms and conditions hereof. If, at any time after the Effective Date, any further action is necessary or desirable to carry out the purposes of this Agreement GHS, CYL and the CYL Members agree to take, and shall take, all such action.

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                                   ARTICLE 5.

           REPRESENTATIONS AND WARRANTIES OF CYL AND THE CYL MEMBERS

          Except as set forth in the Disclosure Schedule delivered by CYL to GHS prior to the execution of this Agreement and attached hereto (the "CYL Disclosure Schedule"), which shall identify exceptions by specific Section references, CYL hereby represents and warrants to GHS that:

          SECTION 5.1. ORGANIZATION AND QUALIFICATION; NO SUBSIDIARIES. CYL is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly organized, validly existing and in good standing, or to have such power and authority, or to be duly qualified and in good standing, as the case may be, would not have a CYL Material Adverse Effect. The term "CYL Material Adverse Effect" as used in this Agreement shall mean any event, change or effect that, individually or when taken together with all other such events, changes or effects, would be materially adverse to the condition (financial or otherwise), prospects, business, properties, assets, or operations of CYL. Except as disclosed in Section 5.1 of the CYL Disclosure Schedule, CYL has no subsidiaries. Except as disclosed in Section 5.1 of CYL Disclosure Schedule, there are no corporations, partnerships or joint venture arrangements or other business entities in which CYL owns an equity interest.

          SECTION 5.2. CERTIFICATE OF FORMATION AND OPERATING AGREEMENT. CYL is not in violation of any of the provisions of its Certificate of Formation or Operating Agreement.

          SECTION 5.3.   CAPITALIZATION.

                    (a) There are 100 Membership Units issued and outstanding, all of which are duly subscribed for and fully paid. Except as described in this Section 5.3 or in Section 5.3 of CYL Disclosure Schedule, as of the date of this Agreement, no Membership Units are reserved for any other purpose. Except as set forth in Section 5.3 of the CYL Disclosure Schedule, CYL has not granted any options in, or any other rights to purchase, Membership Units and there are no such options or rights outstanding. Each CYL Member is the owner of record and beneficially of the number of Membership Units set forth in Schedule 4.1, which total amount equals all outstanding Membership Units. Set forth in Section 5.3 of the CYL Disclosure Schedule is a schedule showing in sufficient detail the amounts expended to date by Development Holdings in the organization of CYL, including a description of the uses of such expended amounts, which schedule shall also be updated through and delivered at the Closing.

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                    (b)  Except as set forth in Section 5.3(a) above or
otherwise contemplated hereby, as of the date of this Agreement, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which CYL is a party relating to the issued or unissued Membership Units or other securities of CYL, or obligating CYL to grant, issue or sell any Membership Units or other securities of CYL, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of CYL to (x) repurchase, redeem or otherwise acquire any Membership Units; or (y) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of CYL or any other person. As of the date of this Agreement, CYL neither owns nor has agreed to purchase or otherwise acquire, any capital stock of, or any interest convertible into or exchangeable or exercisable for, any capital stock of any corporation, partnership, joint venture or other business association or entity. Except as set forth in Section 5.3 of CYL Disclosure Schedule, there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of CYL. There are no voting trusts, proxies or other agreements or understandings to which CYL is a party or relating to CYL with respect to the voting of Membership Units.

          SECTION 5.4. AUTHORITY. CYL has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Each CYL Member has the legal right and capacity to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CYL and the CYL Members and the consummation by CYL of the transactions contemplated hereby have been duly authorized by all necessary action and no other proceedings on the part of CYL are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The holders of Membership Units have approved and adopted this Agreement and have approved the Exchange. This Agreement has been duly executed and delivered by CYL and the CYL Members and, assuming the due authorization, execution and delivery thereof by GHS, constitutes the legal, valid and binding obligation of CYL and the CYL Members, enforceable against CYL and the CYL Members in accordance with its terms.

          SECTION 5.5. NO CONFLICT; BUSINESS RELATIONSHIPS; REQUIRED FILINGS AND CONSENTS.
                    (a) The execution and delivery of this Agreement by CYL does not, and the performance of this Agreement by CYL and the CYL Members will not (i) conflict with or violate the Certificate of Formation or Operating Agreement, in each case as amended or restated, of CYL, (ii) conflict with or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment, arbitration award or decree (collectively, "Laws") or CYL Permit (as hereinafter defined) in effect as of the date of this Agreement and applicable to CYL or any CYL Member or by which any of their respective properties is bound or subject to or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or

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both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of CYL or any CYL Member pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, order, decree, franchise or other instrument or obligation to which CYL or any CYL Member is a party or by which CYL or any CYL Member or any of their respective properties is bound or is subject.

                    (b) No supplier, dealer or creditor of CYL (the "Business Relationships") has notified CYL, either orally or in writing, that such Business Relationships may take action which is reasonably likely to materially and adversely affect the condition (financial or otherwise), business, properties, assets, or operations, including sales, of CYL.

                    (c) The execution and delivery of this Agreement by CYL and each CYL Member does not, and the performance of this Agreement by CYL and each CYL Member will not require CYL or any CYL Member to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any governmental or regulatory authority ("Governmental Entities").

          SECTION 5.6. PERMITS; COMPLIANCE. CYL is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders required to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "CYL Permits"), and, to the knowledge of CYL, there is no action, proceeding or investigation pending or threatened regarding suspension or cancellation of any CYL Permits, except where the failure to possess, or the suspension or cancellation of, such CYL Permits would not have a CYL Material Adverse Effect. CYL is not in conflict with, or in default or violation of (a) any Law, including but not limited to, Laws pertaining to the environment, occupational safety, employment matters and licensing or (b) any of CYL Permits, except for any such conflicts, defaults or violations which would not have a CYL Material Adverse Effect. CYL has not received from any Governmental Entity any written notification that CYL is in conflict with, or has defaulted or violated any Law or CYL Permit. For purposes of Section 5.6, an event or state of facts which would require CYL to pay for any purpose or incur as an obligation $25,000 (or $100,000 in the aggregate) is deemed to result in a "CYL Material Adverse Effect."

          SECTION 5.7. FINANCIAL STATEMENTS. CYL and its subsidiaries have not prepared any financial statements.

          SECTION 5.8. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in Section 5.8 of the CYL Disclosure Schedule, during the period commencing April 21, 1999 and ending on the date of this Agreement, CYL and its subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and there has not been: (i) any material damage, destruction or loss (not covered by insurance)

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with respect to any material assets of CYL; (ii) any declaration, setting aside or payment of any dividends or distributions in respect of Membership Units or any redemption, purchase or other acquisition of, or issuance or sale of, any of CYL's securities; (iii) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, or any increases in the compensation payable or to become payable to directors, officers, employees or consultants of CYL (including the payment of any bonuses), except for increases in salaries or wages payable or to become payable in the ordinary course of business and consistent with past practice; (iv) sale, assignment or transfer of any material portion of its assets, except in the ordinary course of business, or cancellation of any material debts or claims, (v) incurring of any capital expenditures or any commitment therefor binding upon CYL which would cause the aggregate amount of all actual expenditures for CYL to exceed $100,000; or (vi) a CYL Material Adverse Effect.

          SECTION 5.9.   ABSENCE OF LITIGATION. Except as disclosed in
Section 5.9 of the CYL Disclosure Schedule, there is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of CYL, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of CYL, threatened in writing against CYL or any properties or rights of CYL (except for claims, actions, suits, litigations, proceedings, arbitrations, or investigations which, individually or in the aggregate, would not reasonably be expected to have a CYL Material Adverse Effect) nor, to the knowledge of CYL, does there exist any basis therefor, and CYL is not subject to any continuing order of, consent decree, settlement agreement or other similar written continuing investigation by, or any judgment, order, writ, injunction, decree or award of, any Governmental Entity, court or arbitrator, including, without limitation, cease-and-desist or other orders, except for matters which, individually or in the aggregate, would not have a CYL Material Adverse Effect. For purposes of this Section 5.9, "CYL Material Adverse Effect" is deemed to include any claim, action, suit, litigation, proceeding, arbitration or investigation which if decided against CYL would require the payment of $25,000 individually and $100,000 in the aggregate.

         SECTION 5.10.   EMPLOYEE MATTERS.

                    (a) Except as set forth in Section 5.10 of the CYL Disclosure Schedule, CYL is not a party to any collective bargaining agreement, employment agreement, retirement plans (whether qualified or non-qualified), deferred compensation or severance (except to the extent that accrued vacation and accrued sick days may be deemed to be severance under applicable law) agreement, consulting or advisory agreement, confidentiality agreement or covenant not to compete (except as set forth in this Agreement) relating to its employees or otherwise relating to its business.

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                    (b)  CYL has complied in all material respects with all
applicable laws, rules and regulations affecting the employment of labor, including, but not limited to, those relating to wages, hours, discrimination and the payment of social security, withholding and similar taxes, and is not liable for any arrears of wages or any penalties for failure to comply with any of the foregoing. There are no controversies pending or threatened between CYL and any of its employees, or any labor unions or collective bargaining unit representing or purporting to represent any of its employees.

         SECTION 5.11. TAXES. CYL has accurately prepared and timely filed all Returns (as defined in Section 12.3) which are required to be filed, except where the time to file has been extended and has paid, or made provision for the payment of, all Taxes (as defined in Section 12.3) which have become due pursuant to said Returns or pursuant to any assessment which has been received by it and except where the failure to do so would not have a CYL Material Adverse Effect. All such Returns are true and correct in all material respects. No Tax deficiency is outstanding against CYL.

         SECTION 5.12. TAX MATTERS. Neither CYL nor, to the knowledge of CYL, any of its affiliates has taken or agreed to take any action that would prevent the Exchange from qualifying under the provisions of Section 351 of the Code.

         SECTION 5.13.   NO UNDISCLOSED LIABILITIES. Except as set forth in
Section 5.13 of the CYL Disclosure Schedule, neither CYL nor any of its subsidiaries has any obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due) involving in excess of $25,000 in the aggregate, except liabilities under contracts or commitments described in Section 5.15 of the CYL Disclosure Schedule (but not liabilities for breaches thereof involving in excess of $25,000 in the aggregate).

         SECTION 5.14. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CYL.

         SECTION 5.15. MATERIAL CONTRACT AND ABSENCE OF DEFAULTS. Except as listed in Section 5.15 of the CYL Disclosure Schedule ("Material Contracts"), CYL does not have outstanding:

                    (a) Any single contract providing for an expenditure by CYL in excess of $10,000 for the purchase of any real property, machinery, equipment or other items which are in the nature of capital investment or for the purchase of raw materials, supplies, component parts or other items which are in the nature of inventory;

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                    (b)  Any contract, bid or offer to sell products or to
provide services to third parties which (A) is pursuant to terms or conditions that CYL does not reasonably expect to satisfy or fulfill in its entirety, or (B) which involves more than $10,000, or which, together with all other contracts, bids or offers to or with the same party or any affiliates parties involves more than $25,000;

                    (c) Any lease of any personal property under which CYL is lessor requiring aggregate annual payments in excess of $10,000;

                    (d) Any revocable or irrevocable power of attorney to any person, firm or corporation for any purpose whatsoever;

                    (e) Any loan agreement, indenture, promissory note, conditional sales agreement, guarantee or other similar type of agreement that involves $10,000 or more; or

                    (f) Any other material contract or commitment which is not cancelable on thirty (30) or less days' notice without further obligation on the part of CYL.

          CYL has provided to GHS true, correct and complete copies of all Material Contracts. CYL is not, nor has it received any notice that it is, or has any knowledge that any other party is, in default in any respect under any such Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default. CYL's Material Contracts comply with all applicable Laws.

          SECTION 5.16. CORPORATE AND MEMBERS APPROVAL. The Board of Directors of CYL, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted 100% of the Directors then in office) or by unanimous written consent thereof, and the CYL Members, have approved the terms of this Agreement and the transactions contemplated hereby, including the Exchange.

          SECTION 5.17. BOOKS AND RECORDS. The books of account and other financial records of CYL are in all material respects complete and correct, are maintained in accordance with good business practices and all Laws applicable to CYL. The minute books of CYL contain accurate records of all meetings, and accurately reflect all other corporate action of the shareholders and directors of CYL.

          SECTION 5.18. PROPERTIES. Except as disclosed in Section 5.18 of the CYL Disclosure Schedule, CYL (i) has good, clear and marketable title to all of its properties and assets which are, individually or in the aggregate, material to CYL's business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all liens except statutory liens securing payments of Taxes or other liens as do not

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materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (ii) is the lessee of all leasehold estates reflected in
Section 5.18 of the CYL Disclosure Schedule or acquired after the date thereof which are material to its business on a consolidated basis and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to CYL's knowledge, the lessor and no event has occurred or fact exists which permit a lessor, now or with the passage of time, notice or an opportunity to cure, to seek a remedy under a lease and CYL is entitled to quiet enjoyment to its premises. CYL does not own any real property.

          SECTION 5.19. ENVIRONMENTAL MATTERS. There has been no (a) release or threatened release of any hazardous substance, pollutant or contaminant as each such term presently is defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, resulting from any activity by or on behalf of CYL, including but not limited to, the generation, handling, storage, treatment, transportation or disposal of any hazardous substance, pollutant or contaminant from any location operated by CYL; (b) to the knowledge of CYL, past or future action taken or to be taken by any federal, state or local entity or by any private party under any federal, state or local statute, rule, regulation or guideline concerning the release of any hazardous substance, pollutant or contaminant into the soil, air, surface or subsurface waters or the environment in general from any location operated by CYL; and (c) claims or actions brought or which may be brought by any third party for damages occurring at or outside of any location operated by CYL resulting from the alleged release or threatened release of any hazardous substance, pollutant or contaminant by CYL or any predecessor in interest, including but not limited to, claims for health effects to persons, property damage and/or damage to natural resources; nor does CYL have any knowledge of any basis for any of the foregoing.

          SECTION 5.20.   INTELLECTUAL PROPERTY. Except as disclosed in
Section 5.20 of the CYL Disclosure Schedule, CYL has sufficient title and ownership or other rights to all patents, trademarks, trade names, service marks, copyrights, trade secrets and other proprietary rights ("Intellectual Property Rights") necessary for or used in the conduct of its business as it is presently conducted and as proposed to be conducted without any conflict with or infringement of the rights of others. CYL has not received any communication alleging that the Company has violated Intellectual Property Rights of any other person or entity. CYL and each CYL Member has no knowledge of any conflicting use of any of such Intellectual Property Rights.

          SECTION 5.21. DEALINGS WITH AFFILIATES. Section 5.21 of the CYL Disclosure Schedule sets forth a complete list, including the parties of all oral or written agreements and arrangements to which CYL is, will be or has been a party, at any time prior to the Effective Time, and to which any affiliate is also a party ("Related Party Transaction"). All Related Party Transactions are on terms no less favorable to CYL than what CYL could obtain on an arms' length basis from an unrelated party.

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          SECTION 5.22.   INSURANCE. Through the Closing Date, CYL will have
adequate insurance contracts or policies in full force and effect which provide for coverages that are usual and customary as to the amount and scope in the business of CYL, except where failure to have such insurance policies or contracts would not have a CYL Material Adverse Effect.

          SECTION 5.23. DISCLOSURE. No representation or warranty of CYL in this Agreement or any document, certificate or statement issued in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in the light of the circumstances in which they were made, not misleading.

                                  ARTICLE 6.

                      REPRESENTATIONS AND WARRANTIES OF GHS

          Except as set forth in the Disclosure Schedule delivered by GHS to CYL prior to the execution of this Agreement and attached hereto (the "GHS Disclosure Schedule"), which shall identify exceptions by specific Section references, GHS hereby represents and warrants to CYL that:

          SECTION 6.1. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of GHS and its subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and GHS and each subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly organized, validly existing and in good standing, or to have such power and authority, or to be duly qualified and in good standing, as the case may be, would not have an GHS Material Adverse Effect. The term "GHS Material Adverse Effect" as used in this Agreement shall mean any event, change or effect that, individually or when taken together with all other such events, changes or effects, would be materially adverse to the condition (financial or otherwise), prospects, business, properties, assets or operations of GHS and its subsidiaries, taken as a whole. Disclosed in Section 6.1 of GHS Disclosure Schedule are all corporations, partnerships or joint venture arrangements or other business entities in which GHS owns an equity interest.

          SECTION 6.2. CERTIFICATE OF INCORPORATION AND BY-LAWS. GHS has heretofore furnished to CYL complete and correct copies of the Certificate of Incorporation and By-Laws, as amended or restated, of GHS. GHS is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

          SECTION 6.3. CAPITALIZATION. As of the date of this Agreement, the authorized capital stock of GHS consists of (a) 25,000,000 shares of GHS Common Stock and (b) 1,000,000 shares of preferred stock, par value $.01 per share ("GHS Preferred Shares"). As of date hereof: (i) 6,979,160 shares of GHS Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, GHS's Certificate of Incorporation or By-Laws or any agreement to which GHS is a party or is bound; (ii) no shares of GHS Common Stock were held in treasury and (iii) 659,000 shares of GHS Common Stock were reserved for future issuance pursuant to outstanding stock options and warrants issued to certain officers, employees, directors and other persons. Except as set forth in Section 6.3 of the GHS Disclosure Schedule, as of the date of this Agreement, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which GHS is a party relating to the issued or unissued capital stock or other securities of GHS, or obligating GHS to grant, issue or sell any capital stock or other securities of GHS, by sale, lease, license or otherwise. As of the date of this Agreement, no GHS Preferred Shares were issued and outstanding. Each of the outstanding shares of capital stock of, or other equity interests in, each of GHS's subsidiaries is duly authorized and validly issued and, if applicable, fully paid and nonassessable. The shares of GHS Preferred Stock to be issued pursuant to the Exchange have been duly authorized and, when issued in accordance with the Exchange, will be validly issued, fully paid and nonassessable, provided that GHS and CYL are aware that GHS does not have sufficient number of authorized unissued shares of GHS Common Stock for issuance upon the conversion of all of the GHS Preferred Stock. The GHS Warrants to be issued pursuant to the Exchange will, prior to the Closing, have been duly authorized and, when the GHS Warrants are exercised in accordance with the terms thereof, the shares of Common Stock issuable upon exercise thereof will be validly issued, fully paid and nonassessable.

          SECTION 6.4. AUTHORITY. GHS has all requisite corporate power and authority to execute and deliver this Agreement to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by GHS and the consummation by GHS of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of GHS are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by GHS and, assuming the due authorization, execution and delivery thereof by CYL, constitutes a legal, valid and binding obligation of GHS enforceable against GHS in accordance with its terms.

          SECTION 6.5.   NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                    (a) The execution and delivery of this Agreement by GHS does not, and the performance of this Agreement by GHS and the consummation of the transactions contemplated hereby will not (i) conflict with or violate the Certificate of Incorporation or By-Laws, or the equivalent organizational documents, in each case as amended or restated, of GHS or any of GHS's subsidiaries, (ii) conflict with or violate any Laws or GHS Permits (as hereafter defined) applicable to GHS or any of GHS's subsidiaries or by which any of their respective properties is bound or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of GHS or any of GHS's subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, order, decree, franchise or other instrument or obligation to which GHS, or any of GHS's subsidiaries is a party or by which GHS or any of GHS's subsidiaries or any of their respective properties is bound or subject to, except for any such conflicts or violations described in clause (ii) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation or liens or encumbrances described in clause (iii) that would not have an GHS Material Adverse Effect.

                    (b) The execution and delivery of this Agreement by GHS and the consummation by GHS of the transactions contemplated hereby do not, and the performance of this Agreement by GHS will not require GHS to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entities, except, with respect to the USN Spin-off contemplated by Section 7.3(c) and the change in the members of the Board of Directors pursuant to Section 3.3, for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or blue sky laws ("Blue Sky Laws").

          SECTION 6.6. PERMITS; COMPLIANCE. Each of GHS and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, identification numbers, approvals and orders (collectively, the "GHS Permits") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, and there is no action, proceeding or investigation pending or, to the knowledge of GHS, threatened regarding suspension or cancellation of any of the GHS Permits, except where the failure to possess, or the suspension or cancellation of, such GHS Permits would not have an GHS Material Adverse Effect. Neither GHS nor any of its subsidiaries is, or has been since January 1, 1996, in conflict with, or in default or violation of (a) any Law by which any of them or any of their respective properties is bound or subject to or (b) any of the GHS Permits, except for any such conflicts, defaults or violations which would not have an GHS Material Adverse Effect.

          SECTION 6.7.   GHS REPORTS; FINANCIAL STATEMENTS.

                    (a) Since January 1, 1996, GHS and its subsidiaries have timely filed (i) all forms, reports, statements and other documents required to be filed with (A) the SEC, including, without limitation (1) all Annual Reports on Form 10-K, (2) all Quarterly Reports on Form 10-Q, (3) all proxy statements relating to meetings of stockholders (whether annual or special),
(4) all Current Reports on Form 8-K, (5) all other reports or registration statements and (6) all amendments and supplements to all such reports and registration statements (collectively, the "GHS SEC Reports") and (B) any other applicable state securities authorities and (ii) all forms, reports, statements and other documents required to be filed with any other applicable federal or state regulatory authorities, except where the failure to file any such forms, reports, statements or other documents would not have an GHS Material Adverse Effect (all such forms, reports, statements and other documents in clauses (i) and (ii) of this Section 6.7(a) being referred to herein, collectively, as the "GHS Reports"). The GHS Reports, including all GHS Reports filed after the date of this Agreement and prior to the Effective Date (x) were or will be prepared in all material respects in accordance with the requirements of applicable Law (including, with respect to the GHS SEC Reports, the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the Securities and Exchange Commission ("SEC") thereunder applicable to such GHS SEC Reports) and (y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                    (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the GHS SEC Reports filed prior to, on or after the date of this Agreement (i) have been or will be prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis throughout the periods involved (except, with respect to GHS SEC Reports filed prior to the date of this Agreement, as may be indicated in the notes thereto) and (ii) fairly present or will fairly present the consolidated financial position of GHS and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments.

                    (c) Except as disclosed in the GHS SEC Reports filed prior to the date of this Agreement, as contemplated by this Agreement and as disclosed in Section 6.8 of the GHS Disclosure Schedule, since December 31, 1998, GHS and its subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and there has not been: (i) any material damage, destruction or loss (not covered by insurance) with respect to any material assets of GHS or any subsidiary;
(ii) any declaration, setting aside or payment of any dividends or distributions in respect of GHS Common Stock or any redemption, purchase or other acquisition of, or issuance or sale of, any of GHS's securities; (iii) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, or any increases in the compensation payable or to become payable to directors, officers, employees or consultants of GHS (including the payment of any bonuses), except for increases in salaries or wages payable or to become payable in the ordinary course of business and consistent with past practice; (iv) sale, assignment or transfer of any material portion of its assets, except in the ordinary course of business, or cancellation of any material debts or claims; or (v) a GHS Material Adverse Effect

          SECTION 6.8. ABSENCE OF LITIGATION. Except as disclosed in the GHS SEC Reports filed prior to the date of this Agreement, there is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of GHS, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of GHS, threatened in writing against GHS or any of its subsidiaries or any properties or rights of GHS or any of its subsidiaries (except for claims, actions, suits, litigations, proceedings, arbitrations or investigations which, individually or in the aggregate, would not reasonably be expected to have an GHS Material Adverse Effect), and neither GHS nor any of its subsidiaries is subject to any continuing order of, consent decree, or, to the knowledge of GHS, continuing investigation by, or any judgment, order, writ, injunction, decree or award of, any Governmental Entity, court or arbitrator, including, without limitation, cease-and-desist or other orders, except for such matters which would not reasonably be expected to have an GHS Material Adverse Effect.

          SECTION 6.9. TAX MATTERS. To the knowledge of GHS, neither GHS nor any of its affiliates has taken or agreed to take any action that would prevent the Exchange from constituting a tax free transaction qualifying under the provisions of Section 351 of the Code.

         SECTION 6.10. TAXES. Except for such matters that would not have an GHS Material Adverse Effect and except as disclosed in Section 6.10 of the GHS Disclosure Schedule, (a) GHS and its subsidiaries have timely filed or will timely file all Returns or reports required to be filed by any of them with any taxing authority with respect to Taxes for any period ending on or before the Effective Date, taking into account any extension of time to file, granted to or obtained on behalf of GHS or its subsidiaries, (b) such Returns and reports are true and correct, (c) all Taxes shown to be payable on such Returns or reports and all other Taxes of GHS or any of its subsidiaries that are due prior to the Effective Date have been paid or will be paid when due,
(d) as of the date hereof, no deficiency for any Tax of a material amount has been asserted or assessed by a taxing authority against GHS or its subsidiaries, (e) all liability for Taxes of GHS or its subsidiaries that are or will become due or payable with respect to periods or partial periods covered by the financial statements referred to in Section 6.7(b) hereof have been timely paid or are being contested in good faith and are adequately reserved for on such financial statements and (f) no Tax Return or reports of GHS or any of its subsidiaries have been or are under current or pending examination and neither GHS nor any of its subsidiaries has received notice of any threatened examination. GHS has been with its subsidiaries a member of a group filing consolidated or combined Returns. Neither GHS nor any subsidiary has any liability for Taxes of any other person under Treasury regulations section 1.1502-6, as a transferee or successor, by contract or otherwise.

         SECTION 6.11. BROKERS. Except as set forth in Section 6.11 of the GHS Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of GHS.

         SECTION 6.12. BOOKS AND RECORDS. The books of account and other financial records of GHS and its subsidiaries are in all material respects complete and correct, are maintained in accordance with good business practices and all Laws applicable to GHS, and are accurately reflected in the consolidated financial statements of GHS contained in the GHS SEC Reports. The minute books of GHS contain accurate records of all meetings, and accurately reflect all other corporate action of the shareholders and directors of GHS.

         SECTION 6.13. NO UNDISCLOSED LIABILITIES. To the knowledge of GHS, there are no liabilities of GHS or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

                    (a) Liabilities disclosed or provided for in the consolidated financial statements contained in the GHS SEC Reports; and

                    (b) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1998.

         SECTION 6.14. RELATED PARTY TRANSACTIONS. Except as disclosed in the GHS SEC Reports filed prior to the date of this Agreement, since January 1, 1996 there have been no oral or written agreements, arrangements or transactions between GHS or any of its subsidiaries on the one hand, and any affiliate of GHS or any of its subsidiaries on the other hand ("GHS Related Party Transactions"). All GHS Related Party Transactions are on terms no less favorable to GHS than what GHS could obtain on an arms' length basis from an unrelated party

         SECTION 6.15. DISCLOSURE. To the knowledge of GHS, no representation or warranty of GHS in this Agreement or in any document, certificate or statement issued in connection herewith contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein and therein in light of the circumstances in which they were made, not misleading.

                                   ARTICLE 7.

                                   COVENANTS

          SECTION 7.1.   AFFIRMATIVE COVENANTS OF CYL.

                    (a) CYL hereby covenants and agrees that, during the period commencing on the date hereof and continuing until the Effective Time unless otherwise expressly contemplated by this Agreement or consented to in writing by GHS, it will:

                    (i) operate its business only in the usual and ordinary course consistent with past practices;

                   (ii) use its best efforts to preserve substantially intact its business organizations, maintain its rights and franchises, retain the services of its respective officers and key employees and maintain its relationships with its respective customers and suppliers, and otherwise operate its business in a manner that breaches no Material Contract (as defined);

                  (iii) use its best efforts to maintain and keep its business relationships intact and unimpaired, and its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted;

                   (iv) use its best efforts to keep in full force and effect insurance comparable in amount and scope of coverage that is usual and customary for businesses of the type in which CYL is engaged, except where failure to have such insurance would not have a CYL Material Adverse Effect; PROVIDED, HOWEVER, that in the event CYL deems it necessary to take certain actions that would otherwise be proscribed by clauses (i) - (iv) of this Section 7.1, CYL shall consult with GHS which shall consider in good faith CYL's request to take such action and not unreasonably withhold its consent for such action; and

                    (v) promptly advise GHS of the commencement or threat (to the extent that such threat comes to its knowledge) of any claim, action, suit, proceeding or investigation against, relating to or involving it or any of its directors, officers, employees, agents or consultants in connection with its business or the transactions contemplated hereby.

                    (b) CYL will make its membership records and lists available to the extent reasonably necessary to effectuate the intent of this Agreement.

          SECTION 7.2. NEGATIVE COVENANTS OF CYL. Except as expressly contemplated by this Agreement, or otherwise consented to in writing by GHS, from the date of this Agreement until the Effective Date, CYL will not do any of the following:

                    (a) (i) Increase the compensation payable to or to become payable to any director or officer (by making a bonus payment or otherwise), (ii) grant any severance or termination pay (other than pursuant to the normal severance policy of CYL or its subsidiaries as in effect on the date of this Agreement and disclosed in writing to GHS) to, or enter into any employment or severance agreement with, any director, officer or employee (other than on a case by case basis with a limited number of employees who are not directors or officers and in no event with employees generally and other than employment agreements entered into with the consent of GHS, which consent shall not be unreasonably withheld); or (iii) establish, adopt, enter into or amend any employee benefit plan or arrangement except as may be required by applicable Law;

                    (b) Declare or pay any distribution in respect of outstanding Membership Units;

                    (c) (i) Redeem, purchase or otherwise acquire any Membership Units or any securities or obligations convertible into or exchangeable for any Membership Units, or any options, warrants or conversion or other rights to acquire any Membership Units or any such securities or obligations; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its or its respective subsidiaries' securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, its securities;

                    (d) (i) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any Membership Units or other securities, any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such Membership Units; or (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof;

                    (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

                    (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets other than in the ordinary course of business;

                    (g) propose or adopt any amendments to its Certificate of Formation or, as to its Operating Agreement, any amendments except as contemplated hereby;

                    (h) change any of its methods of accounting in effect, or make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed $25,000);

                    (i) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice, provided that CYL informs GHS promptly of any increases in borrowings;

                    (j) enter into any material arrangement, agreement or contract with any third party (other than customers in the ordinary course of business) which provides for an exclusive arrangement with that third party or is substantially more restrictive on CYL or substantially less advantageous to CYL than arrangements, agreements or contracts existing on the date hereof; or

                    (k) agree in writing or otherwise to do any of the foregoing.

          SECTION 7.3.   AFFIRMATIVE COVENANTS OF GHS.

                    (a) GHS hereby covenants and agrees that, during the period commencing on the date hereof and continuing until the Effective Time unless otherwise expressly contemplated by this Agreement or consented to in writing by CYL, it will:

                    (i) operate its business and otherwise take any actions only in the usual and ordinary course consistent with past practices;

                   (ii) use its best efforts to preserve substantially intact its business organizations, maintain its rights and franchises, retain the services of its respective officers and key employees and maintain its relationships with its respective customers and suppliers, and otherwise operate its business in a manner that breaches no Material Contract (as defined);

                  (iii) use its best efforts to maintain and keep its business relationships intact and unimpaired, and its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted;

                   (iv) use its best efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained; PROVIDED, HOWEVER, that in the event GHS deems it necessary to take certain actions that would otherwise be proscribed by clauses (i) - (iv) of this Section 7.3, GHS shall consult with CYL which shall consider in good faith GHS's request to take such action and not unreasonably withhold its consent for such action; and

                    (v) promptly advise CYL of the commencement or threat (to the extent that such threat comes to its knowledge) of any claim, action, suit, proceeding or investigation against, relating to or involving it or any of its directors, officers, employees, agents or consultants in connection with its business or the transactions contemplated hereby.

                    (b) GHS will make its stock transfer records and stockholder lists available to the extent reasonably necessary to effectuate the intent of this Agreement.

                    (c) GHS will effect the spin-off to its stockholders of the assets and liabilities of its gamma-knife stereotactic radiosurgery business presently conducted by its wholly-owned subsidiary, U.S. NeuroSurgical, Inc. ("USN", and such spin-off, the "USN Spin-off"). GHS expects that the USN Spin-off will be effected with a record date prior to the Effective Time. The USN Spin-off will be effected in the form of a dividend of GHS's shares in USN or shares of another wholly owned subsidiary of GHS into which USN will be transferred (the "USN Spin-off Shares"). As promptly as practicable after the execution of this Agreement, GHS shall prepare and file with the SEC a Registration Statement relating to the USN Spin-off registering the issuance of the USN Spin-off Shares under the Securities Act (or, if permitted under applicable law, an Information Statement and Form 10 under the Exchange Act) and such other documents required pursuant to the Securities Act, the Exchange Act and the rules and regulations thereunder to effect the USN Spin-off (collectively, the "Spin-off SEC Filings"). GHS (i) shall cause the Spin-off SEC Filings to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder, (ii) shall use commercially reasonable efforts to have the USN Spin-off effected as promptly as practicable, and (iii) shall take all or any action required under any applicable federal or state securities laws in connection with the USN Spin-off. GHS, CYL and the CYL Members shall furnish to the other all information concerning GHS, CYL and the CYL Members as may be reasonably required in connection with the preparation of the documents referred to herein.

                    (d) In connection with the USN Spin-off and prior to the Effective Time, GHS will obtain the release of GHS from the corporate guaranties (the "Guaranties") delivered by GHS (and any security interest thereby created) in favor of DVI Financial Services, Inc. originally issued in connection with equipment financings by USN.

          SECTION 7.4.   NEGATIVE COVENANTS OF GHS. Except as disclosed in
Section 7.4 of the GHS Disclosure Schedule, expressly contemplated by this Agreement or otherwise consented to in writing by CYL, from the date of this Agreement until the Effective Time, GHS will not do, and will not permit any of its subsidiaries to do, any of the following:

                    (a) (i) Increase the compensation payable to or to become payable to any director or officer (by making a bonus payment or otherwise), (ii) grant any severance or termination pay (other than pursuant to the normal severance policy of GHS or its subsidiaries as in effect on the date of this Agreement and disclosed in writing to CYL) to, or enter into any employment or severance agreement with, any director, officer or employee (other than on a case by case basis with a limited number of employees who are not directors or officers and in no event with employees generally and other than employment agreements entered into with the consent of CYL, which consent shall not be unreasonably withheld); or (iii) establish, adopt, enter into or amend any employee benefit plan or arrangement except as may be required by applicable Law;

                    (b) amend any of the material terms or provisions of the GHS Preferred Stock;

                    (c) declare or pay any cash dividend on outstanding shares of its capital stock;

                    (d) (i) Redeem, purchase or otherwise acquire any shares of its capital stock or equity interest or any securities or obligations convertible into or exchangeable for any shares of its capital stock or equity interest, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its or its respective subsidiaries' capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

                    (e) (i) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any shares of any class of its capital stock or other securities (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares, except for issuance pursuant to options, warrants or other commitments outstanding on the date hereof; or (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof;

                    (f) acquire or agree to acquire or be acquired, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice and other than the Concept Transactions described in Section 8.4 hereof);

                    (g) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets other than in the ordinary course of business and in connection with the USN Spin-off;

                    (h) propose or adopt any amendments to its Certificate of Incorporation or, as to its By-Laws, any amendments except as contemplated hereby;

                    (i) change any of its methods of accounting in effect, or make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed $25,000) ;

                    (j) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice, provided that GHS informs CYL promptly of any increases in borrowings;

                    (k) enter into any material arrangement, agreement or contract with any third party (other than customers in the ordinary course of business) which provides for an exclusive arrangement with that third party or is substantially more restrictive on GHS or substantially less advantageous to GHS than arrangements, agreements or contracts existing on the date hereof; or

                    (l) agree in writing or otherwise to do any of the foregoing.

          SECTION 7.5.   ACCESS AND INFORMATION. Each of CYL and GHS shall:
(i) afford to other party and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Representatives") access upon reasonable prior notice to its officers, employees, agents, properties, offices and other facilities and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party and its Representatives such information concerning the business, properties, contracts, records and personnel of it and its subsidiaries (including, without limitation, financial, operating and other data and information) as may be requested, from time to time, by the other party.

          SECTION 7.6.   CONFIDENTIALITY.

                    (a) Except as may be necessary to carry out this Agreement and the transactions contemplated hereby, each of GHS and CYL shall, and shall require their respective officers, directors, employees and authorized representatives to, hold in confidence prior to the Effective Time and for two years from any termination of this Agreement all data and information obtained by them from the other party (unless required to disclose such information by judicial or administrative process, as otherwise required by Law, or unless such information (i) is or becomes generally available to the public other than as a result of a disclosure by such party, any subsidiary of such party or any of their authorized representatives, (ii) is independently acquired or developed by such party, any subsidiary of such party or any of their representatives, or (iii) is or becomes available to such party, any subsidiary of such party or any of their authorized representatives from a source other than the other party, provided that such source is not known to be bound by a confidentiality agreement with the other party or by any other legal, contractual or fiduciary duty not to disclose such information) and shall not, and shall use reasonable efforts to cause such officers, directors, employees and authorized representatives not to, disclose such information to others without the prior written consent of the other party.

                    (b) If this Agreement is terminated, each of GHS and CYL shall, if so requested by the other party, promptly return every document furnished to them or their affiliates in connection with the transactions contemplated hereby and any copies of such documents that may have been made and shall use reasonable efforts to cause the representatives to whom such documents were furnished promptly to return such documents and any copies of such documents, other than documents filed with the SEC or otherwise publicly available.

                                   ARTICLE 8.

                             ADDITIONAL AGREEMENTS

          SECTION 8.1.   APPROPRIATE ACTION; CONSENTS; FILINGS.

                    (a)  CYL and GHS shall each use their best efforts to:
(i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by GHS or CYL or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Exchange, (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Exchange (including the USN Spin-off required by Section 7.3(c)) required under (A) the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, (B) the Hart-Scott-Rodino Act ("HSR Act") and (C) any other applicable Law; PROVIDED that GHS and CYL shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. CYL and GHS shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

                    (b) Each of CYL and GHS agree to cooperate and use their best efforts vigorously to contest and resist any action, including administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that is in effect and that restricts, prevents or prohibits the consummation of the Exchange or any other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal; PROVIDED, HOWEVER, that in no event shall either party take, or be required to take, any action that would have a CYL or an GHS Material Adverse Effect.

                    (c) Each of CYL and GHS shall give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, its best efforts to obtain any third party consents: (i) necessary, proper or advisable to consummate the transactions contemplated in this Agreement; (ii) disclosed or required to be disclosed in the CYL Disclosure Schedule or the GHS Disclosure Schedule, as the case may be; (iii) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated herein; or (iv) required to prevent a CYL Material Adverse Effect from occurring prior to or after the Effective Time or an GHS Material Adverse Effect from occurring prior to or after the Effective Time.

                    (d) In the event that either party shall fail to obtain any third party consent described in subsection (c) above, such party shall use its best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon CYL and GHS, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result, after the Effective Date, from the failure to obtain such consent.

          SECTION 8.2. STOCKHOLDERS; TAX TREATMENT. CYL will advise its members of the resale restrictions imposed by federal securities laws on the shares of GHS Preferred Stock and any GHS Warrants received by them pursuant to the Exchange, and the shares of GHS Common Stock issuable upon conversion of the GHS Preferred Stock or exercise of the GHS Warrants. Each party hereto shall use its best efforts to cause the Exchange to qualify, and will not take any actions which could prevent the Exchange from qualifying under the provisions of Section 351 of the Code.

          SECTION 8.3. PUBLIC ANNOUNCEMENTS. Unless otherwise required by applicable Law or stock exchange requirements (and in that event only if time does not permit), GHS and CYL shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Exchange and the transactions contemplated thereby and shall not issue any such press release or make any such public statement prior to such consultation.

          SECTION 8.4. TRANSACTIONS WITH CONCEPT DEVELOPMENT, ETC. GHS and CYL acknowledge that GHS had entered into two Letters of Intent (the "LOI's") each dated April 13, 1999 with Concept and with Seligman/Greer Communication Resources, Inc. each attached as Exhibit 8.4 hereto relating, among other things, to the proposed acquisition by GHS of Concept on the terms and conditions set forth therein. Notwithstanding anything contained in this Agreement, GHS shall be permitted to consummate the transactions contemplated in the LOI's on substantially the terms described in the LOI's (the "Concept Transactions") without the consent of CYL. The consummation of the Concept Transactions shall not be deemed to result in a GHS Material Adverse Effect.

          SECTION 8.5. ROBBINS' APPROVAL RIGHTS. Following the Effective Time, the parties agree to the following:

                    (a) During the term of the Content Provider Agreement and License referred to in Section 9.1(f) and notwithstanding the terms thereof, Robbins will have the right to approve the general look, feel and functionality of the Change Your Life Site and any substantial modifications thereto; PROVIDED that such approval is timely given in accordance with the production policies and schedules reasonably established by CYL. CYL will submit to Robbins a request in writing for approval of the initial general look, feel and functionality of the Change Your Life Site and any modifications thereto. Said decision shall be communicated directly by Robbins in writing, and not through his intermediaries, to CYL's Chief Executive Officer, Chief Operating Officer or their designee. If Robbins elects not to approve said request, then Robbins will indicate in writing the specific reasons why said approval is denied. If Robbins is unable to respond to approval requests presented to him under this Section 8.5 in accordance with the production policies and schedules reasonably established by CYL, the CYL Chief Executive Officer, Chief Operating Officer or their designee may proceed with such look, feel and functionality of the Change Your Life Site and any modifications thereto.

                    (b) (i) Prior to offering or soliciting any offers, or accepting any unsolicited offers, with respect to any new or any extensions of existing non-Internet marketing or distribution agreements or arrangements (other than the existing arrangements with Guthy-Renker and successors thereto with respect to infomercials and the QVC channel) for Robbins Group Content or Robbins Group Products, as those terms are defined in the Content Provider Agreement and License Agreement referred in Section 9.1(f) ("Distribution Rights") which agreements or arrangements can reasonably be anticipated by the Robbins Group to generate annual gross revenues of at least $1,500,000, the Robbins Group shall give prior written notice of such offers to CYL, together with such additional information as is necessary, or reasonably requested by CYL, to evaluate such proposed offers (the "Offer Notice"). The Offer Notice shall constitute an invitation to CYL to submit a proposal to obtain the Distribution Rights that are the subject of the Offer Notice.

                    (ii)   Upon receipt of an Offer Notice pursuant to
Section 6(a) above, CYL shall have a period of 10 business days (the "Offer Period") within which to submit a proposal (each, a "Proposal") to the Robbins Group to acquire the Distribution Rights that are the subject of such Offer Notice. The Robbins Group shall give due consideration to evaluate the Proposal in light of its economic terms and conditions and the ability of CYL to perform the tasks envisioned and respond promptly to the Proposal.

                    (iii) If the Robbins Group accepts the Proposal, the Robbins Group and CYL shall each use commercially reasonable efforts to consummate the transaction in accordance with such Proposal as promptly as practicable.

                    (iv) If the Robbins Group in its sole discretion rejects the Proposal or if CYL fails to submit a Proposal during the Offer Period, the Robbins Group shall be free to enter into an agreement for the Distribution Rights that are the subject of the Offer Notice in any manner and with any Person.

          SECTION 8.6. GHS CHARTER AMENDMENT. Promptly following the Effective Time, GHS shall take such action as is necessary to amend its Certificate of Incorporation in order to increase the number of authorized shares of GHS Common Stock to allow the conversion of all of the issued GHS Preferred Stock and exercise of all of the GHS Warrants. The parties acknowledge that there is currently an insufficient number of authorized unissued shares of GHS Common Stock to allow such conversion and exercise and that such amendment to the GHS Certificate of Incorporation is not a condition to Closing.

          SECTION 8.7. GHS BOARD OF DIRECTORS. Promptly following the Effective Time, GHS shall take all actions that are necessary to reconfigure the GHS Board of Directors in accordance with the provisions of the By-laws attached hereto as Exhibit 3.2 and in accordance with the Stockholders Agreement as provided in Section 3.3 and, in connection therewith, shall take all actions required to be taken pursuant to Rule 14f-1 of the Exchange Act.

                                   ARTICLE 9.

                               CLOSING CONDITIONS

          SECTION 9.1. CONDITIONS TO OBLIGATIONS OF EACH PARTY UNDER THIS AGREEMENT. The respective obligations of each party to effect the Exchange and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

                    (a) CONSENTS AND APPROVALS. All material consents, approvals and authorizations legally required to be obtained to consummate the Exchange shall have been obtained from and made with all required Governmental Entities or any other third party.

                    (b) NO ORDER. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Exchange illegal or otherwise prohibiting consummation of the Exchange.

                    (c) NEW EQUITY FINANCING. GHS shall have closed a new equity financing resulting in net proceeds to GHS of at least $7,000,000 on terms reasonably satisfactory to GHS and the CYL Members (the "New Financing").

                    (d) LITIGATION SETTLEMENT. The litigation presently pending in the United District Court for the District of Maryland, Southern Division bearing Case No. AW-97-1791 involving GHS shall have been settled on the terms set forth in that certain Agreement of Settlement attached hereto as Exhibit 9.1(d).

                    (e) HSR ACT. Any applicable waiting period under the HSR Act shall have expired or been terminated.

                    (f) CONTENT PROVIDER AGREEMENT. CYL will have entered into a Content Provider Agreement and License pursuant to which the Robbins Group will provide an exclusive, perpetual arrangement regarding internet programming, promotion, products and services. The terms and provisions of such arrangement are set forth in the Content Provider Agreement and License attached hereto as Exhibit 9.1(f) (the "Content Provider Agreement").

                    (g) STOCKHOLDERS AGREEMENT. The Stockholders Agreement shall have been executed and delivered by the parties thereto.

                    (h) LETTER AGREEMENT. A letter agreement pertaining to the reimbursement of certain business expenses incurred by Robbins shall be executed in a form mutually acceptable to GHS and the Robbins Group.

                    (i) REGISTRATION RIGHTS AGREEMENT. GHS and the CYL Members will have entered into a Registration Rights Agreement in the form attached hereto as Exhibit 9.1(i).

          SECTION 9.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF GHS. The obligations of GHS to effect the Exchange and the other transactions contemplated herein are also subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which may be waived by GHS in its sole discretion):

                    (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of CYL contained in this Agreement shall be true and correct as of the Effective Date (without regard to any materiality, CYL Material Adverse Effect or similar qualifications thereto), as though made on and as of the Effective Date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, PROVIDED that if the aggregate effect of breaches of such representations and warranties of CYL does not result in a CYL Material Adverse Effect or materially adversely affect the transactions contemplated hereby, this condition shall be deemed satisfied.

                    (b) AGREEMENTS AND COVENANTS. CYL shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it, in all material respects, on or prior to the Effective Date.

                    (c) NO LIABILITIES OF CYL. A the Effective Time, there shall be no liabilities at CYL, other than its obligations under the Content Provider Agreement or for Expenses which shall be borne by Development Holdings pursuant to Section 10.5(a) and except as otherwise agreed to by GHS.

                    (d) CERTIFICATES. GHS shall have received such certificates from officers and representatives of CYL as it shall have reasonably requested.

          SECTION 9.3. ADDITIONAL CONDITIONS TO OBLIGATIONS OF CYL. The obligations of CYL to effect the Exchange and the other transactions contemplated in this Agreement are also subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which may be waived by CYL in its sole discretion):

                    (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of GHS contained in this Agreement shall be true and correct as of the Effective Date (without regard to any materiality, GHS Material Adverse Effect or similar qualifications thereto), as though made on and as of the Effective Date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, PROVIDED that if the aggregate effect of breaches of such representations and warranties of GHS does not result in a GHS Material Adverse Effect or materially adversely affect the transactions contemplated hereby, this condition shall be deemed satisfied.

                    (b) AGREEMENTS AND COVENANTS. GHS shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it, in all material respects, on or prior to the Effective Date.

                    (c) RELEASES FROM GUARANTIES. GHS shall have been released from the Guaranties and all security interests or other liens therefor.

                    (d) GHS WORKING CAPITAL. At the Effective Time, GHS shall have at least $3,000,000 in cash or cash equivalents in its bank or other accounts (less amounts advanced relating to CYL's operations, including amounts paid relating to a new New York City rental property, and less the expenses, including legal fees, and consideration payable in connection with the acquisition and funding contemplated by the Concept Transactions), free and clear of all liens or encumbrances, PROVIDED that such $3,000,000 amount, as the same may be reduced, shall be exclusive of the net proceeds to the Company from the New Financing.

                    (e) USN SPIN-OFF. GHS shall have authorized the USN Spin-off in accordance with the provisions of Section 7.3(c). In addition, all operating assets and all liabilities of any type of GHS and its subsidiaries (other than USN) shall have been transferred to USN in anticipation of the USN Spin-off, and at the Effective Time there shall be no other liabilities at GHS or its subsidiaries (other than USN) except liabilities contemplated by this Agreement, including any fees and expenses payable by GHS in consummating the transactions contemplated by this Agreement, liabilities resulting from Concept Transactions and as otherwise agreed to by the CYL Members. GHS and USN shall have entered into such agreements concerning the allocation of assets and liabilities between them, indemnification and such other matters as shall be reasonably acceptable to GHS and the CYL Members.

                    (f) TAX MATTERS. The CYL Members shall be satisfied, in their reasonable judgment, that the transactions contemplated hereby in their entirety would qualify as a tax-free transaction under Section 351 or other relevant sections of the Code.

                    (g) AMENDMENT TO GHS'S BY-LAWS. GHS shall take such actions as are necessary to amend and restate its By-Laws in the form referred to in
Section 3.2.

                    (h) CERTIFICATES. CYL shall have received such certificates from officers and representatives of GHS as it shall have reasonably requested.

                                  ARTICLE 10.

                        TERMINATION, AMENDMENT AND WAIVER

          SECTION 10.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Exchange by the stockholders of each of GHS and members of CYL:

                    (a) by mutual consent of GHS and the CYL Members;

                    (b) by GHS, upon a breach of any representation, warranty, covenant or agreement on the part of CYL or the CYL Members set forth in this Agreement, or if any representation or warranty of CYL or the CYL Members shall have become untrue, in either case such that the conditions set forth in Section 9.2(a) or Section 9.2(b) would not be satisfied;

                    (c) by the CYL Members, upon breach of any representation, warranty, covenant or agreement on the part of GHS set forth in this Agreement, or if any representation or warranty of GHS shall have become untrue, in either case such that the conditions set forth in Section 9.3(a) or Section 9.3(b) would not be satisfied;

                    (d) by either GHS or the CYL Members, if there shall be any Order which is final and nonappealable preventing the consummation of the Exchange, except if the party relying on such Order has not complied with its obligations under Section 8.1(b);

                    (e) by either GHS or the CYL Members, if the Exchange shall not have been consummated before May 31, 1999; and

                    (f) by GHS or the CYL Members at any time prior to the Effective Date if (i) in the case of termination by GHS, any of the conditions specified in Section 9.2 shall not have been met in all material respects or waived prior to such time as such condition can no longer be satisfied or (ii) in the case of termination by the CYL Members, any of the conditions specified in Section 9.3 shall not have been met in all material respects or waived prior to such time as such condition can no longer be satisfied.

          The right of any party hereto to terminate this Agreement pursuant to this Section 10.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

          SECTION 10.2. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, there shall be no liability on the part of GHS or CYL or any of their respective officers, directors or members to the other and all rights and obligations of any party hereto shall cease, and except that nothing herein shall relieve any party of liability for any willful breach of any representation or warranty or failure to perform or comply with any obligation under this Agreement prior to the termination hereof and except that
Section 7.6, 10.2, 10.5 and Articles 12 shall survive such termination.

          SECTION 10.3. AMENDMENT. This Agreement may be amended by the parties hereto, in the case of GHS or CYL by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          SECTION 10.4. WAIVER. At any time prior to the Effective Time, any party hereto may: (i) extend the time for the performance of any of the obligations or other acts of the other party hereto; (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; and (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

          SECTION 10.5.  FEES, EXPENSES AND OTHER PAYMENTS.

                    (a) Except as provided in Section 10.5(c), all Expenses (as defined in paragraph (b) of this Section 10.5) incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such Expenses, provided that the Expenses borne by CYL through the Closing shall be borne solely by Development Holdings.

                    (b) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, and all other matters related to the closing of the transactions contemplated herein.

                    (c) If this Agreement shall be terminated by the CYL Members pursuant to Section 10.1(c) or by GHS pursuant to Section 10.1(b) (in each case, the "Non-Breaching Party"), then the other party shall pay to the Non-Breaching Party, in consideration of the time, effort and resources expended in connection herewith, all of the Non-Breaching Party's Expenses. This shall be in addition to any other rights the Non-Breaching Party shall have.

                    (d) Any payment required to be made pursuant to Section 10.5(c) shall be made to the Non-Breaching Party entitled to receive such payment not later than two business days after delivery to the other party of notice of demand for payment and an itemization setting forth in reasonable detail all Expenses of the Non-Breaching Party, if any, and shall be made by wire transfer of immediately available funds to an account designated by the Non-Breaching Party in the notice of demand for payment delivered pursuant to this Section 10.5(d).

                                  ARTICLE 11.

                            INTENTIONALLY LEFT BLANK

                                  ARTICLE 12.

                               GENERAL PROVISIONS

          SECTION 12.1. EFFECTIVENESS OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of CYL and GHS in this Agreement shall expire at the Effective Time.

          SECTION 12.2. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

                     (a)      If to GHS:

                              GHS, Inc.
                              2400 Research Boulevard
                              Rockville, Maryland 20850
                              Attention: Mr. Alan Gold
                              Telecopier No.: (301) 308-3254

                              with a copy to:

                              Heller Ehrman White & McAuliffe
                              711 Fifth Avenue
                              New York, NY  10022
                              Attention: Peter DiIorio, Esq.
                              Telecopier No.: (212) 832-3353

                     (b)      If to CYL:

                              Change Your Life.com, LLC
                              704 Broadway
                              New York, New York 10003
                              Attention: Beth Polish, Chief Operating Officer Telecopier No.(212) 358-4066

                              with a copy to:

                              Dewey Ballantine LLP
                              1301 Avenue of the Americas
                              New York, NY 10019
                              Attention: Frank E. Morgan II, Esq.
                              Telecopier No.: (212) 259-6333

                     (c)      If to the Robbins Group:

                              Robbins Research International Inc.
                              9191 Town Center Drive, Suite 600
                              San Diego, California 92122
                              Attention: Sam Georges
                              Telecopier No.: (619) 535-6300

                              with a copy to:

                              Loeb & Loeb, LLP
                              Suite 1800, 1000 Wilshire Blvd.
                              Los Angeles, CA 90017-2475
                              Attention:  David L. Ficksman, Esq.
                              Telecopier No.: (213) 688-3460

          SECTION 12.3. CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

                    (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person and shall be deemed to include directors and executive officers of a person;

                    (b) "business day" means any day other than a day on which banks in the State of New York are authorized or obligated to be closed;

                    (c) "control" (including the terms "controlled", "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

                    (d) "knowledge" shall mean, with respect to any matter in question, with respect to CYL, if an executive officer of CYL or a CYL Member or, with respect to GHS, if an executive officer of GHS, as the case may be, has actual knowledge of such matter, after due inquiry;

                    (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

                    (f) "Returns" mean all tax returns, statements, reports, forms (including estimated tax or information returns and reports, or filing extensions with respect thereto) required to be filed with any taxing authority in connection with the determination or administration of any tax;

                    (g) "subsidiary" or "subsidiaries" of CYL, GHS or any other person, means any corporation, partnership, joint venture or other legal entity of which CYL, GHS or such other person, as the case may be (either alone or through or together with any other subsidiary), controls or owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity or, which by contract or agreement, has the power to control such corporation or other legal entity, or which otherwise constitutes a "subsidiary" as defined in Regulation S-X Section 210.1-02(w).

                    (h) "Tax" or "Taxes" shall mean any and all taxes, charges, fees or levies, payable to any federal, state, local or foreign taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, AD VALOREM, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, (ii) customs duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto.

          SECTION 12.4. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 12.5. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

          SECTION 12.6. ENTIRE AGREEMENT. This Agreement (together with the Exhibits and Schedules hereto) constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

          SECTION 12.7. ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise.

          SECTION 12.8. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          SECTION 12.9. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

          SECTION 12.10. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

          SECTION 12.11. DISPUTE RESOLUTION. (a) In the event of any dispute, controversy or claim arising out of or relating to this Agreement, representatives of the parties shall meet in New York, NY, San Diego, CA or such other city as may be mutually agreeable to the parties involved as soon as reasonably possible (but not later than ten (10) days after written notice from one party to the other of such dispute) and shall enter into good faith negotiations aimed at resolving the dispute. If they are unable to resolve the dispute in a mutually satisfactory manner within thirty (30) days from the date of such notice, the matter may be submitted by any involved party to arbitration as provided for below.

                    (b) Any dispute, controversy or claim between or among any of the parties arising out of or relating to this Agreement or the breach, termination or invalidity thereof, including any dispute as to whether any dispute is subject to arbitration, which has not been resolved after good faith negotiations pursuant to Section 12.11(a) hereof shall be settled by binding arbitration administered by the American Arbitration Association in accordance with its then current Commercial Arbitration Rules except as provided herein.

                    (c) Any arbitration shall be conducted by a three person arbitration panel. The three person arbitration panel shall consist of one party arbitrator selected by CYL, one party arbitrator selected by GHS, each of whom shall be named within ten (10) days of the demand for arbitration, and one neutral arbitrator selected by the first two arbitrators. If the two party appointed arbitrators cannot agree on the neutral arbitrator within ten (10) days of the selection of the last party appointed arbitrator, the American Arbitration Association shall appoint the neutral arbitrator, who shall act as chairperson. In the event of a vacancy with respect to an arbitrator, the vacancy shall be filled within ten (10) days of notice of the vacancy in the same manner and subject to the same requirements as are provided for in the original appointment to that position. If the vacancy is not filled within ten
(10) days, the American Arbitration Association shall make the appointment. Unless otherwise mutually agreed, the place of arbitration shall be New York, NY or San Diego, CA, as selected by the party receiving the request for arbitration.

                    (d) The law applicable to the validity of the arbitration clause, the conduct of the arbitration, including the resort to a court for interim relief, enforcement of the award or any other question of arbitration law or procedure shall be the United States' Federal Arbitration Act, 9 U.S.C.
Section 1 ET SEQ. The involved parties shall be entitled to engage in reasonable discovery including requests for the production of all relevant documents and a reasonable number of depositions. The arbitration panel shall have the sole discretion to determine the reasonableness of any requested document production or deposition. It is the intent of the parties that a substantive hearing be held within sixty (60) days of the appointment of the neutral arbitrator or the rejection of a challenge thereto, whichever shall occur later. A stenographic record of every hearing shall be made. The presentation of evidence shall be governed by the federal Rules of Evidence.

                    (e) Any award, including any interim award, made shall be made by a majority of the arbitrators applying the substantive law of New York and shall (i) be in writing and state the arbitration panel's findings of fact and conclusions of law; (ii) be made promptly, and in any event within sixty
(60) days after the conclusion of the arbitration hearing; and (iii) be binding against the parties involved and may be entered for enforcement in any court of competent jurisdiction.

                    (f) The costs of any arbitration proceeding (e.g., arbitrators, court reporter and room rental fees) shall be equally divided between CYL and GHS. However, each party shall pay its own expense, including attorneys' and other professionals' fees and disbursements.

                    (g) The arbitration provision set forth in this Section
12.11 shall be a complete defense to any suit, action or proceeding instituted in any court with respect to any matter arbitrable under this Agreement, except that judicial intervention may be sought in accordance with Section 12.12 hereof.

          SECTION 12.13. SPECIFIC PERFORMANCE. The parties acknowledge that the failure of any party or its affiliates to substantially perform its material obligations and covenants under this Agreement may result in a significant frustration of the respective business objectives of the parties and that remedies at law may be inadequate to protect the rights and interests of the other party. Accordingly, the parties, in addition to the remedies provided in this Agreement or otherwise available for the enforcement of this Agreement, expressly consent to an order for specific performance of such obligations and covenants of a party or its affiliates or an order granting other substantially equivalent remedies calculated to require performance of any such obligations or covenants.

          SECTION 12.14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                      IN WITNESS WHEREOF, GHS, CYL and the CYL Members have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


GHS, INC.                                CHANGE YOUR LIFE.COM, LLC

By:                                      By:
    ---------------------------------        ---------------------------------
     Name:  Alan Gold                        Name:
     Title:  President                       Title:

                                         CYL MEMBERS:


                                         ------------------------------
                                         Anthony J. Robbins


                                         ROBBINS RESEACH INTERNATIONAL INC.


                                         By:___________________________
                                         Name:
                                         Title:

                                         CYL DEVELOPMENT
                                          HOLDINGS, LLC

                                         By:
                                             ---------------------------------
                                         Name:
                                         Title:

                        LIST OF EXHIBITS AND SCHEDULES TO
                       CONTRIBUTION AND EXCHANGE AGREEMENT

LIST OF EXHIBITS
----------------
1.1               GHS Preferred Stock Terms
3.1               CYL Certificate of Formation and Operating Agreement
3.2               GHS Certificate of Incorporation and By-Laws
3.3               Stockholders Agreement
8.4               Concept Development and Seligman/Greer Letters of Intent
9.1(d)            Settlement Agreement
9.1(f)            CYL Content Provider Agreement and License
9.1(i)            Registration Rights Agreement


LIST OF SCHEDULES
-----------------
4.1               CYL Members and Pro Rata Portion

CYL Disclosure Schedule
GHS Disclosure Schedule